FOR IMMEDIATE RELEASE
                                                       TUESDAY, DECEMBER 1, 1998


                      EXXON AND MOBIL SIGN MERGER AGREEMENT

         NEW YORK, December 1 -- Exxon and Mobil announced today that they have signed a definitive agreement to merge the two companies.

         Under the terms of the agreement, each share of Mobil will be converted into 1.32015 shares of Exxon. As a result of the merger, Mobil shareholders will own about 30 percent of the company, while Exxon shareholders will own about 70 percent.

         Upon completion of the merger, the company's name will be Exxon Mobil Corporation, with headquarters in Irving, Texas.

         L.R. Raymond will be the Chairman, Chief Executive Officer and President of Exxon Mobil Corporation. L.A. Noto will join the Exxon Mobil Board of Directors as Vice Chairman.

         E.A. Renna will join the Board as a Senior Vice President and Director. Four additional members of Mobil's Board will be invited to join the Exxon Mobil Board as non-employee Directors, bringing Board membership for the company to a total of 19 Directors.

         The company will be organized on a functional basis. The Upstream will report to H.J. Longwell, the Downstream to Mr. Renna and the Chemical business to R. Dahan. Worldwide downstream headquarters for the company will be located in Fairfax, Virginia. Worldwide upstream and chemical headquarters will be in Houston, Texas. Exxon Mobil will continue to use both the Exxon brand and the Mobil brand.

         "This merger brings together two outstanding organizations that share common values, have compatible strategies and demonstrated track records of achievement," said Mr. Raymond and Mr. Noto in a joint statement. "The merger will significantly enhance shareholder value by enabling us to manage the combined assets of Exxon and Mobil to produce a higher return on capital employed than either company could achieve on a stand-alone basis.

         "The merging of these two companies will deliver significant near-term pre-tax synergies of about $2.8 billion," they said. "This merger will enhance our




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ability to be an effective global competitor in a volatile world economy and in an industry that is more and more competitive. It allows us to manage our expanded, combined asset base to deliver increasing returns and growth to our shareholders while reducing our operating costs. It also allows us to continue delivering quality products to our customers at competitive prices into the future. We are confident that with the exceptional quality of Exxon's and Mobil's employees, we will succeed in meeting these objectives."

         They noted that combining Exxon and Mobil will create a major global company, headquartered in the U.S., with the technology, the resources and the people to compete effectively with other companies of a similar or larger scale in the world oil industry of the 21st Century. "The relative strengths of our two companies are highly complementary," they said. "When combined, Exxon Mobil will provide better opportunities for both our shareholders and employees than those they would experience without this merger. By combining our operations, we also will be better able to meet the needs of our customers for quality products in the next century. It's a good match."

         "While we expect to benefit from a reduction of costs in the short-term, our real objective is to maximize growth and return on investment by successfully managing the existing assets of Exxon and Mobil and by selecting the best projects from the large portfolio of investment options that will be created by this merger," they said. "Combining the proprietary technologies and management expertise of the two companies also will reinforce the selection of Exxon Mobil as the partner of choice, creating additional resource opportunities in the future."

         In discussing the strategic fit of Exxon and Mobil, Mr. Raymond said the two companies line up well with each other in almost every facet of the business. "In the exploration and production area, for example, Mobil's and Exxon's respective strengths in West Africa, the Caspian region, Russia, South America, and North America line up well, with minimal overlap. Our respective deepwater assets and deepwater technology also complement each other well."

         Exxon Mobil will have combined natural gas sales of about 14 billion cubic feet per day, giving the company a solid position in this increasingly important worldwide fuel resource. Mobil also brings major LNG assets and experience to the combined company that complement Exxon's assets and technology with little overlap.

         Mr. Noto said that in refining and marketing, Exxon and Mobil each have significant global brand recognition, expertise and technology. "In the lubricant area, for example, Exxon is an important producer of lube base stocks, which fits well with Mobil's leadership in lubes marketing."




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         In the U.S., Exxon Mobil will approach the size and scale nationally and regionally of the new downstream joint venture companies announced by other major competitors. Outside the U.S., Exxon Mobil will be competitively well positioned in key Asian markets and will have complementary positions in South America. The merger also builds on Mobil's significant position in Africa.

         "Chemicals are another area where there is a good strategic fit," said Mr. Raymond. "Exxon's chemical product line aligns well with Mobil's chemical products. The two companies also share a common focus on efficiency and site integration. Exxon Mobil should realize immediate benefits through sharing the proprietary technology and best practices of each company.

         Exxon and Mobil also bring important, state-of-the-art proprietary technologies to the venture that will greatly benefit the merged company. In exploration and production, this includes leading-edge geoscience technology to find and develop oil and gas reserves, arctic technology, and heavy oil technology. In refining, marketing and chemicals, this includes catalyst, synthetic lubricant and chemical manufacturing technology.

         The merger is subject to shareholder and regulatory approval, as well as other customary conditions. It is intended that the merger will qualify as a tax-free reorganization in the United States and that it will be accounted for on a "pooling of interests" basis. In addition, the merger agreement provides for payment of termination fees of $1.5 billion under certain circumstances. The parties also have entered in an option agreement that grants Exxon the option under specified circumstances to purchase up to 14.9 percent of the authorized but unissued common stock of Mobil.

         Exxon and Mobil expect to provide details of the proposed merger to their shareholders prior to their annual meetings in April and May, respectively.

         Exxon's program of repurchasing its share to reduce the number of shares outstanding will be discontinued; however, Exxon will continue to repurchase its shares to offset dilution from employee incentive programs.

         Exxon was advised on the merger by J.P. Morgan. Mobil was advised by Goldman Sachs.

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FOR FURTHER INFORMATION, CONTACT:

Exxon Media Relations                               Mobil Media Relations
Phone: 972-444-1107                                 Phone: 703-846-2500






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